UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 16, 2020

Baxter International Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-4448	36-0781620
(Commission File Number)	(I.R.S. Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

(224)948-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	BAX (NYSE)	New York Stock Exchange
Chicago Stock Exchange
1.3% Global Notes due 2025	BAX 25	New York Stock Exchange
1.3% Global Notes due 2029	BAX 29	New York Stock Exchange
0.4% Global Notes due 2024	BAX 24	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act:   ☐

Item. 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Severance Plan

On November 16, 2020, the Compensation Committee (the “Committee”) of the Board of Directors of Baxter International Inc. (the “Company”) approved the Baxter International Inc. Executive Severance Plan (the “Plan”), to be effective as of November 16, 2020 (the “Effective Date”). In accordance with determinations made by the Committee, the Plan provides severance benefits to certain executives of the Company in the event that a participant experiences a qualifying termination of employment as set forth in the Plan. The Company’s named executive officers based in the United States (except for Mr. Almeida, the Company’s Chairman and CEO, whose severance terms and conditions are provided for in Mr. Almeida’s Updated Terms of Employment, dated as of March 12, 2020) will participate in the Plan as Group 1 Executives. In addition, (i) certain other executive vice presidents and senior vice presidents who are direct reports to the CEO, as determined by the Committee, will participate in the Plan as Group 1 Executives and (ii) other senior vice presidents and vice presidents, as determined by the Committee, will participate in the Plan as Group 2 Executives (the Group 2 Executives together with the Group 1 Executives, the “Eligible Employees”). Capitalized terms used herein but not otherwise defined have the meanings provided for such terms in the Plan.

Under the terms of the Plan, in the event of an Eligible Employee’s Qualifying Termination, which means an involuntary termination on or after the Effective Date of an Eligible Employee by the Company for any reason other than due to death, Disability, or for Cause, the Eligible Employee will be entitled to receive the following benefits: (i) a cash payment equal to 1.5 times (for Group 1 Executives) or 1 times (for Group 2 Executives) the sum of the Eligible Employee’s base salary and target annual incentive amount; (ii) in the event the Eligible Employee’s Qualifying Termination is (x) on or after July 1, but before the end of the applicable calendar year, pro rata payment of the Eligible Employee’s annual incentive amount or (y) after the end of the applicable calendar year, but prior to payment of the annual incentive, payment of the Eligible Employee’s annual incentive amount, in either case based on actual Company performance and target individual performance; (iii) if the Eligible Employee was currently enrolled in the Company’s group medical, dental or vision plan as of the date of the Qualifying Termination, then the Eligible Employee will be entitled to receive a lump sum cash payment equal to 18 times (for Group 1 Executives) or 12 times (for Group 2 Executives) the monthly employer cost for participation in the Company’s group plans; and (iv) outplacement services not to exceed a total of $35,000 (for Group 1 Executives) or $20,000 (for Group 2 Executives).

The benefits provided under the Plan will be reduced by any amount paid or provided to an Eligible Employee by the Company under any other applicable plan or arrangement providing for a payment upon a termination of employment, including but not limited to, statutory severance or other termination pay arrangements, any Change in Control payments, or payments associated with individual employment or retention agreements, but not including payments associated with any long-term equity incentive awards.

Additionally, if within twelve months of an Eligible Employee’s termination of employment: (i) the Eligible Employee violates any obligations under an employment agreement, restrictive covenant or similar agreement, or (ii) it is determined that the Eligible Employee could have been terminated for Cause, then the Eligible Employee will be required to repay all amounts received under the Plan within thirty days of demand for repayment and any future payments under the Plan will cease.

All payments and other benefits under the Plan are subject to the Eligible Employee’s timely execution of a general release of claims in favor of the Company and the expiration of the period of revocation for such release.

The foregoing is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits. The following exhibits are provided as part of this Form 8-K:

Exhibit Number	Description

10.1	Baxter International Inc. Executive Severance Plan, effective November 16, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 20, 2020

BAXTER INTERNATIONAL INC.

By:	/s/ Ellen K. Bradford
Name:	Ellen K. Bradford
Title:	Senior Vice President, Associate General Counsel & Corporate Secretary